UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2007 (May 3, 2007)

STERLING BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

TEXAS	0-20750	74-2175590
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2550 North Loop West, Suite 600 Houston, Texas 77092

(Address of principal executive offices) (Zip Code)

(713) 466-8300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 3, 2007, Sterling Bancshares, Inc. (the “Company”), entered into a share exchange agreement (the “Agreement”) with MBM Advisors Inc., a Texas corporation (“MBM Advisors”), and the shareholders of MBM Advisors (the “Shareholders”) pursuant to which the Company agreed to pay to the Shareholders an aggregate amount in cash equal to $6,000,000 payable at the effective time and an additional aggregate amount of up to $10,000,000 of which (i) $3,000,000 is payable over four calendar years, and (ii) up to $7,000,000 is payable in accordance with an earn-out as set forth in the Agreement, in exchange for all of the issued and outstanding shares of MBM Advisors’ common stock.

The Agreement contains standard representations, warranties and covenants. The transactions contemplated by the Agreement are subject to the approval by the Board of Governors of the Federal Reserve System, the Texas Banking Commissioner, the Federal Deposit Insurance Corporation and other regulatory authorities, and closing is expected to occur by the end of the second quarter of 2007.

The foregoing description of the Agreement is qualified in its entirety by the contents of the Agreement attached as Exhibit 2.1 to this Current Report on Form 8-K.

Business of MBM Advisors

MBM Advisors, founded in 1966, is an independent investment advisory and pension administration/consulting firm providing full-services in the design, administration, investment management, and communication of retirement plans. MBM Advisors offers plan design, record-keeping, investment management services and employee communication to pension, profit sharing, 457, 401(a), and 401(k) plans. MBM Advisors has offices in both Houston and Dallas, Texas.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
2.1	Share Exchange Agreement dated May 3, 2007, among the Company, MBM Advisors and the shareholders of MBM Advisors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned authorized officer.

Sterling Bancshares, Inc.

Date: May 4, 2007	By:	/s/ James W. Goolsby, Jr.
James W. Goolsby, Jr.
Executive Vice President and
General Counsel

EXHIBIT INDEX

Exhibit No.	Description
2.1	Share Exchange Agreement dated May 3, 2007, among the Company, MBM Advisors and the shareholders of MBM Advisors.